EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Neogen Corporation 2007 Stock Option Plan and to the incorporation by reference therein of our reports dated August 1, 2007, with respect to the consolidated financial statements and schedule of Neogen Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 31, 2007, Neogen Corporation and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neogen Corporation and subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

December 21, 2007

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